SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

OHIO CASUALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OHIO CASUALTY CORPORATION

9450 Seward Road

Fairfield, Ohio 45014

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held April 21, 2004

March 11, 2004

To the Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Ohio Casualty Corporation (the “Company”) will be held in the Ohio Casualty University Auditorium, 9450 Seward Road, Fairfield, Ohio 45014, on Wednesday, April 21, 2004, at 10:30 a.m., local time, for the following purposes:

(1)	To elect the following individuals as directors for a term expiring in 2007 (Class II)

Terrence J. Baehr                     Ralph S. Michael III                     Stanley N. Pontius

(2)	To consider and vote upon a shareholder proposal regarding the compensation for senior executives.

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Holders of record of common shares of the Company as of the close of business on March 1, 2004 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. As of March 1, 2004, there were 61,136,858 common shares outstanding. Each common share is entitled to one vote on all matters properly brought before the Annual Meeting.

By Order of the Board of Directors,

/s/ Debra K. Crane

Debra K. Crane, Senior Vice President, General Counsel and Secretary

EVERY SHAREHOLDER’S VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD SO THAT YOUR COMMON SHARES WILL BE REPRESENTED. A POSTAGE PAID, ADDRESSED ENVELOPE FOR MAILING IS ENCLOSED FOR YOUR CONVENIENCE. YOU MAY ALSO VOTE YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. INSTRUCTIONS ON DOING SO ARE PROVIDED IN THE PROXY STATEMENT AND ON THE PROXY CARD.

OHIO CASUALTY CORPORATION

9450 Seward Road

Fairfield, Ohio 45014

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

You are receiving this proxy statement and proxy card from us because you own common shares of Ohio Casualty Corporation (the “Company”). This proxy statement describes the proposals on which the Board of Directors would like you to vote and gives you information to make an informed voting decision. The Board of Directors is also asking for your proxy to be used at the Annual Meeting of Shareholders. This proxy statement and form of proxy will be mailed to shareholders beginning on or about March 11, 2004.

VOTING AT THE ANNUAL MEETING

Date, Time and Place of the Meeting

We will hold the Annual Meeting of Shareholders (the “Annual Meeting”) in the Ohio Casualty University Auditorium, 9450 Seward Road, Fairfield, Ohio 45014, at 10:30 a.m., local time, on Wednesday, April 21, 2004, and at any adjournment thereof.

Who Can Vote

Record holders of the Company’s common shares at the close of business on March 1, 2004, are entitled to notice of and to vote at the Annual Meeting. On the record date, 61,136,858 common shares were issued and outstanding. Each outstanding common share will be entitled to one vote on each matter. Common shares of the Company are referred to in this proxy statement as “shares”.

Quorum for the Meeting

A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether a quorum is present at the Annual Meeting. In the event that a quorum is not present at the Annual Meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

Election of Directors. The nominees for director who receive the greatest number of the votes cast in person or by proxy at the Annual Meeting will be elected directors of the Company. Instructions to withhold authority to vote will have no effect on the election of directors, because directors are elected by a plurality of votes cast. A properly executed proxy marked “WITHHELD” will be counted for purposes of determining whether there is a quorum.

Other Items. For Proposal 2, the affirmative vote of the holders of a majority of the shares that are voted on the Proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to Proposal 2 will not be voted, although it will be counted for purposes of determining whether there is a quorum and the number of shares necessary for approval. Accordingly, an abstention will have the effect of a negative vote on this Proposal.

Participants in Dividend Reinvestment Plan and Employee Savings Plan. If the shareholder is a participant in the Company’s Dividend Reinvestment Plan or a participant in The Ohio Casualty Insurance Company Employee Savings Plan, the enclosed proxy represents the number of shares held on account of the participant in those plans as well as shares held of record by the participant. With respect to participants in the Employee Savings Plan, the proxy also serves as the voting instruction card to the Plan trustee and represents the shareholder’s proportional interest in shares beneficially held by the trustee.

Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How You Can Vote

You may attend the Annual Meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of the nominees identified in this Proxy Statement, and AGAINST the shareholder proposal regarding the system of compensation.

•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using the personal control number located on your proxy card. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You can also vote on the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal control number located on your proxy card. If you vote on the Internet, you should not return your proxy card.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the Annual Meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by facsimile or electronic mail, to the Secretary of the Company. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Ohio Casualty Corporation

9450 Seward Road

Fairfield, Ohio 45014

Facsimile: (513) 603-2208

Attention: Debra K. Crane, Senior Vice President, General Counsel and Secretary

Email to: debra.crane@ocas.com

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

The table below identifies the only persons known to the Company to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) more than 5% of the Company’s outstanding shares:

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares(1)
T. ROWE PRICE ASSOCIATES, INC. 100 E. Pratt Street Baltimore, Maryland 21202	5,436,900	(2)	8.9%

DIMENSIONAL FUND ADVISORS, INC. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	3,717,237	(3)	6.1%

FIRST MANHATTAN CO. 437 Madison Avenue New York, New York 10022	3,368,544	(4)	5.5%

(1)	Based on 61,136,858 shares, the number of shares outstanding as of March 1, 2004.

(2)	Based upon information contained in a Schedule 13G filed February 10, 2004 with the Securities and Exchange Commission (“SEC”) by T. Rowe Price Associates, Inc. T. Rowe Price reported that it has sole voting power for 746,500 shares and sole dispositive power for 5,436,900 shares.

(3)	Based upon information contained in a Schedule 13G filed February 6, 2004, with the SEC by Dimensional Fund Advisors Inc. (“Dimensional”). Dimensional reported sole voting power and sole dispositive power for 3,717,237 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the reported shares, and Dimensional disclaims beneficial ownership of such shares.

(4)	Based upon information contained in a Schedule 13G filed February 12, 2004, with the SEC by First Manhattan Co. (“First Manhattan”). First Manhattan reported sole voting power for 97,700 shares, shared voting power for 3,114,560 shares, sole dispositive power for 97,700 shares and shared dispositive power for 3,270,844 shares. The total amount beneficially owned includes 589,500 shares owned by family members of Senior Managing Directors of First Manhattan, of which it disclaims dispositive power as to 178,000 of such shares and beneficial ownership for 411,500 of such shares.

SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS

AND NOMINEES FOR ELECTION AS DIRECTOR

As of March 1, 2004, the directors of the Company, the nominees for election as directors, the individuals named in the Summary Compensation Table, and all executive officers and directors of the Company as a group, beneficially owned shares of the Company as set forth in the table below:

Name of Individual or Group	Number of Common Shares Beneficially Owned(1)		Options Exercisable Within 60 Days	Shared Investment/ Voting Power Over Employees Retirement Plan Shares(2)	Total		Percent of Class(3)

Terrence J. Baehr	7,111		27,000		34,111

William P. Boardman	1,097		6,000	771,964	7,097	(6)

Jack E. Brown	14,259		39,000		53,259

John S. Busby	17,763	(5)	82,292		100,055	(5)

Dan R. Carmichael	73,784	(5)	873,765		947,549	(5)	1.55%

Catherine E. Dolan	4,659		39,000		43,659

Jeffery L. Haniewich	5,467	(5)	87,599		93,066	(5)

Philip G. Heasley	2,848		6,000		8,848

Stephen S. Marcum	558,181	(4)	33,000		591,181	(4)

Donald F. McKee	34,570	(5)	193,833		228,403	(5)

Ralph S. Michael III	4,348		4,000	771,964	8,348	(6)

Robert A. Oakley	1,597		6,000	771,964	7,597	(6)

Stanley N. Pontius	12,387		39,000	771,964	51,387	(6)

Elizabeth M. Riczko	12,983	(5)	121,599		134,582	(5)

Jan H. Suwinski	6,848		8,000		14,848

All Executive Officers, Current Directors and Nominees as a Group (21 Persons)	2,009,880	(5)	1,960,655	771,964	4,742,499	(5)	7.76%

(1)	Unless otherwise indicated, each named person has voting and investment power over the listed shares, and such voting and investment power is exercised solely by the named person or shared with a spouse.

(2)	Consists of 771,964 shares held in the Company’s Employees Retirement Plan as to which the named individuals share voting and investment power solely by reason of being members of the Finance Committee that oversees the investment activities of the Employees Retirement Plan. Messrs. Boardman, Michael, Oakley and Pontius disclaim beneficial ownership of these shares.

(3)	Percentages are listed only for those individuals who are the beneficial owners of more than 1% of the outstanding shares.

(4)	Includes 159,030 shares owned by family members and 132,459 shares held as co-trustee of the Joseph L. and Sarah S. Marcum Foundation as to which voting and investment power is shared by Mr. Marcum. Beneficial ownership of these shares is disclaimed by Mr. Marcum.

(5)	The share ownership for Messrs. Carmichael, McKee, Haniewich and Busby includes 1,264, 3,050, 2,127, and 12,112 shares, respectively, held for the accounts of these individuals by the trustee of the Company’s Employee Savings Plan. Ms. Riczko’s share ownership includes 2,611 shares held in an account in the same plan. Such persons have sole voting power with respect to these shares and also hold investment power subject to limitations in the Plan.

(6)	Share ownership totals for Messrs. Boardman, Michael, Oakley and Pontius do not include the shares held in the Company’s Employees Retirement Plan.

ELECTION OF DIRECTORS

The Board of Directors intends that the 3 persons named under Class II in the following table will be nominated for election at the Annual Meeting for three-year terms expiring in 2007. In the event that any one or more of the nominees unexpectedly becomes unavailable for election, the shares represented by the proxies received will be voted in accordance with the best judgment of the proxy holders for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors. The proxies will not be voted for more than 3 nominees.

Name and Age(1)	Position with Company and/or Principal Occupation or Employment During Last Five Years	Director Since
Nominees: Class II: Term Expiring in 2007(2)

Terrence J. Baehr (3), 53	Managing Director for Prudential Financial Account, IBM Corporation since January, 2004 and Vice President, Sales, Americas East Region, IBM Corporation, White Plains, New York since June 2000. Previously, Vice President, Strategy and Solutions, Global Financial Services Sector for IBM Corporation January to June 2000; Vice President, Insurance Industry, North and South America for IBM, from 1998 to 1999.	1999

Ralph S. Michael III, 49	President, US Bank-Oregon since 2003. Previously Group Executive, PNC Advisors and PNC Capital Markets, Pittsburgh, Pennsylvania, from 2001 to 2002, and Chief Executive Officer, PNC Corporate Banking from 1996 to 2001. Other directorships: Integrated Alarm Services Group and Key Energy Services, Inc.	2002

Stanley N. Pontius, 57	Former President and Chief Executive Officer of First Financial Bancorp, Hamilton, Ohio, 1991 to 2003 and Former Chairman of the Board of its principal subsidiary, First Financial Bank, Hamilton, Ohio, 1998 to 2003.	1994

Name and Age(1)	Position with Company and/or Principal Occupation or Employment During Last Five Years	Director Since
Directors Whose Terms Continue Beyond the Annual Meeting:

Class III: Term Expiring in 2005

Dan R. Carmichael, 59	President, Chief Executive Officer and Director of the Company, The Ohio Casualty Insurance Company, West American Insurance Company, American Fire and Casualty Company, Ohio Security Insurance Company, Avomark Insurance Company, Ohio Casualty of New Jersey, Inc. and OCASCO Budget, Inc. since December 2000. Previously, President and Chief Executive Officer of IVANS, Inc., Greenwich, Connecticut from 1995 to 2000. Other directorships: Alleghany Corporation, Platinum Underwriters Holdings, Ltd.	2000

Catherine E. Dolan, 46	Senior Vice President, Wachovia Bank, N.A. (formerly First Union National Bank), Charlotte, North Carolina since 2000. Previously, Managing Director of the Financial Institutions Group, First Union National Bank, Charlotte, North Carolina from 1995 to 2000.	1994

Philip G. Heasley, 54	Former Chairman and Chief Executive Officer of First USA, a subsidiary of Bank One, from 2000 to 2003. Previously, President and Chief Operating Officer of U. S. Bancorp from 1999 to 2000. Vice Chairman of U.S. Bancorp from 1994 to 1999. Other directorships: Fidelity National Financial, Inc., Fair, Isaac and Company and Kintera, Inc.	2002

Class I: Term Expiring in 2006

William P. Boardman, 62	Former Senior Advisor to Goldman, Sachs, an investment banking firm, from 2001 to 2003. Vice Chairman and Director, Bank One Corporation from 1999 to 2001. Senior Executive Vice President of Bank One Corporation prior to 1999. Other directorships: VISA International (Chairman), VISA USA and Checkfree Holdings Corporation.	2003

Jack E. Brown, 60	Executive Vice President, Global AC Nielsen, Covington, Kentucky since January, 2002; Chairman of the Board, AC Nielsen BASES since 1998.	1994

Robert A. Oakley, 57	Arthur Shepard Executive-in-Residence, Fisher College of Business, The Ohio State University, Columbus, Ohio, since February 2003; Previously Executive Vice President and Chief Financial Officer, Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. from 1995 to retirement in January, 2003.	2003

Jan H. Suwinski, 62	Professor of Business Operations, The Johnson Graduate School of Management at Cornell University in Ithaca, New York since 1997. Other directorships: Tellabs, Inc. and Thor Industries, Inc.	2002

(1)	Ages are listed as of the date of the Annual Meeting.

(2)	Class II of the Board of Directors is currently comprised of three directors, Stephen S. Marcum, Ralph S. Michael III and Stanley N. Pontius. Mr. Marcum is not seeking re-election to the Board. Mr. Terrence J. Baehr has been designated by the Board of Directors as a nominee for election under Class II for a term expiring in 2007. The Board of Directors has also reduced the size of Class II from four directors to three directors following the resignation of a director during 2003.

(3)	Terrence J. Baehr, currently a member of Class III of the Board of Directors, has resigned as a director from Class III effective April 21, 2004 and is standing for election as a director under Class II for a term expiring in 2007. The Board of Directors expects to fill the vacancy in Class III during 2004.

MEETINGS OF THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

During 2003, the Board of Directors held seven meetings. All directors, with the exception of Mr. Boardman and Mr. Heasley, attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has standing Audit, Executive, Executive Compensation, Finance and Governance Committees. Each of the committees, except the Executive Committee, has a written charter, which may be found at www.ocas.com/corporate. All members of these committees, with the exception of the Executive Committee, are independent directors as defined by the NASDAQ Stock Market’s Listing Standards.

The Audit Committee held thirteen meetings during 2003. Current members of the Audit Committee are Catherine E. Dolan (Chair), Philip G. Heasley, Ralph S. Michael III, Robert A. Oakley and Jan H. Suwinski. The Audit Committee has determined that each of Ms. Dolan and Messrs. Heasley, Michael and Oakley qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. All of the five directors are considered “independent” under the listing standards of the NASDAQ Stock Market governing the qualifications of the members of the audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act. For a more detailed description of the role of the Audit Committee, see Report of the Audit Committee on page 21. The Audit Committee Charter was amended during 2003 as a result of new rules and regulations and is attached hereto as Exhibit A.

The Executive Committee did not meet during 2003. Current members of the Executive Committee are Terrence J. Baehr, Jack E. Brown, Dan R. Carmichael, Catherine E. Dolan and Stanley N. Pontius (Chair). The Executive Committee is empowered to exercise all the powers of the Board of Directors in the management of the Company between meetings of the Board of Directors, other than filling vacancies on the Board or any committee of the Board.

The Executive Compensation Committee held four meetings during 2003. Current members of the Executive Compensation Committee are William P. Boardman, Jack E. Brown (Chair), and Philip G. Heasley. In addition to determining the compensation of the Executive Officers including the Chief Executive Officer and administering the Company’s executive stock option plans, the Executive Compensation Committee also carries out the responsibilities described in the Report of the Executive Compensation Committee on page 19.

The Finance Committee was formed in June 2003 and held three meetings in 2003. Current members of the Finance Committee are William P. Boardman, Ralph S. Michael III (Chair), Robert A. Oakley and Stanley N. Pontius. The Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management and investment of the Company’s invested assets and finance and capital matters of the Company, including debt and equity.

The Governance Committee held eight meetings during 2003. Current members of the Governance Committee are Terrence J. Baehr (Chair), Stephen S. Marcum, Stanley N. Pontius and Jan H. Suwinski. The Governance Committee promotes the effective operation of the Board of Directors through proper committee composition, nominee selection and efficient task distribution.

DIRECTOR NOMINATION PROCESS

The Company has a Governance Committee that is currently comprised of four directors, Terrence J. Baehr, Steven S. Marcum, Stanley N. Pontius and Jan H. Suwinski, each of whom is independent (as defined in the NASDAQ Stock Market’s Listing Standards). Mr. Marcum is not standing for re-election to the Board of Directors and will not be a member of the Governance Committee after the 2004 Annual Meeting. The Governance Committee has adopted a formal written charter specifying its scope and purpose. Pursuant to its charter, the Governance Committee is to (a) maximize the effectiveness of the Board through proper composition, development, selection and process efficiency, (b) review and develop governance principles and recommend to the Board appropriate changes from time to time and (c) maintain oversight to ensure that adequate structure and accountability is in place in key areas of compliance. The charter of the Governance Committee and the Corporate Governance Principles are available on the Company’s website at www.ocas.com/corporate.

The Governance Committee will consider candidates for director recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Governance Committee should send such recommendation in writing to Debra K. Crane, Senior Vice President, General Counsel and Secretary, 9450 Seward Road, Fairfield, Ohio 45014. For the 2005 Annual Meeting, shareholders should submit their recommendations for director candidates no later than November 18, 2004. Every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the Governance Committee members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Governance Committee will apply the criteria set forth in Ohio Casualty Corporation’s Corporate Governance principles. These criteria include, among other things, experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Governance Committee shall be responsible for assessing the appropriate balance of criteria required of Board members. The Company has not previously paid any third party a fee to assist in the process of identifying or evaluating candidates.

A shareholder who wishes on his or her own to nominate an individual for director must comply with the advanced notice requirements set forth in the Company’s Code of Regulations which are more fully explained on page 26 of this proxy statement under “Shareholder Proposals and Nominations.”

Communications with the Board

Shareholders may communicate with the Board or any of the directors by calling 1-888-270-5939 or sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014. All shareholder communications are compiled by the Corporate Secretary for Board review.

Director Attendance at Annual Meetings

Directors are strongly encouraged to attend annual meetings of the Company’s shareholders. All eleven (11) directors attended the 2003 annual meeting of the Company’s shareholders held on April 16, 2003.

DIRECTORS’ FEES AND OTHER COMPENSATION

Each director who is not an employee of the Company, except for the lead director of the Board, receives an annual retainer of $30,000 for services as a director of the Company. The lead director of the Board receives an annual retainer of $75,000. In 2003, the annual retainer consisted of 50% cash and 50% in the form of shares of the Company. Each non-employee director of the Company also receives $1,500 plus expenses for each meeting attended in person and $500 per meeting attended via teleconference.

The Chair of the Audit Committee receives an annual fee of $9,000 and the Chair of the Governance Committee, Executive Compensation Committee and Finance Committee each receive an annual fee of $6,000 for such services.

Non-employee directors may elect to defer all or a part of the cash compensation they earn for services as directors in performance shares or cash. In 2003, fees deferred in cash were credited with interest at a rate equal to the yield reported in the Company’s annual report on Form 10-K for the taxable fixed income portfolio as of December 31, 2002. Performance shares are equivalent in value to the Company’s shares, but the performance shares have no voting rights. All fees deferred in performance shares are payable only in cash.

Under the Company’s current stock option plan, any individual who becomes or is re-elected a non-employee director is automatically granted a non-qualified stock option (an “NQSO”) to purchase 6,000 shares (pro-rated based on term) effective on the third business day following the first meeting of the Board of Directors after his/her election, re-election or appointment to the Board. The exercise price of each NQSO granted to a non-employee director is equal to the fair market value of the shares on the date of grant. NQSOs granted to non-employee directors have terms of ten years (subject to earlier termination in certain cases) and may not be exercised during the six months following their date of grant. On April 22, 2003, William P. Boardman, Jack E. Brown, Robert A. Oakley and Jan Suwinski were each granted an NQSO to purchase 6,000 shares of the Company, at an exercise price of $14.49 per share, the closing market price of the shares on the date of grant.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below presents information concerning compensation provided by the Company to its Chief Executive Officer and to each of the Company’s four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities for each of the Company’s last three completed fiscal years:

Name and Principal Position	Year	Salary ($)(1)	Annual Compensation		Restricted Stock Awards($)(4)	Long-Term Compensation Awards		All Other Compensation($)(6)
			Bonus ($)(2)	Other Annual Compensation ($)(3)		Securities Underlying Options/ SARs(#)	LTIP Payout ($)(5)
Dan R. Carmichael	2003	726,923	0	14,681	0	221,300	0	47,480
President, Chief	2002	700,000	525,000	0	0	400,000	0	223,471
Executive Officer	2001	700,000	725,000	14,508	0	400,000	0	767,180
Donald F. McKee	2003	380,234	0	8,826	0	131,500	0	17,177
Chief Financial	2002	357,067	175,000	44,852	0	150,000	0	81,250
Officer	2001	88,846	100,000	3,732	0	200,000	0	6,457
Jeffery L. Haniewich	2003	279,699	0	22,557	14,075	26,000	1,573	11,083
Chief Operating	2002	257,740	85,717	7,062	0	21,900	0	9,593
Officer (Commercial Lines)	2001	230,617	93,431	58,824	0	62,000	0	27,648
Elizabeth M. Riczko	2003	288,653	99,401	7,125	0	26,000	4,720	9,394
Chief Operating	2002	261,106	0	109,494	88,725	21,900	4,200	8,774
Officer (Personal Lines)	2001	233,154	66,094	11,359	0	62,000	0	10,349
John S. Busby	2003	246,631	49,783	13,176	0	26,000	0	9,274
Chief Operating Officer	2002	226,812	57,325	31,728	17,745	21,900	1,573	8,079
(Specialty Lines)	2001	214,923	52,938	12,737	0	41,000	4,200	10,000

(1)	Salary amounts shown for 2003 include a larger annual pay as a result of the Company’s transition to a semi-monthly pay cycle. This does not reflect a change in the gross annual salary of the recipients.

(2)	Reflects bonuses earned for 2002 and 2001. For 2003, reflects bonus amounts earned calculable as of the date of this proxy statement.

(3)	For 2003, includes officer benefits provided by the Company for items such as financial planning, computer purchases and memberships (“officer benefits”) in an amount of $9,400 to Mr. Carmichael and $4,700 each to Messrs. McKee, Haniewich and Busby and Ms. Riczko. Also includes imputed taxes and a “gross-up” amount to pay such taxes with respect to officer benefits expenses and restricted stock awards as follows: Mr. Carmichael, $5,256, McKee, $4,101, Mr. Haniewich, $17,832, Mr. Busby, $8,451 and Ms. Riczko, $2,400.

(4)	Mr. Haniewich was issued 1,000 restricted shares on February 13, 2003. All restrictions on these shares lapsed on August 12, 2003.

(5)	Amounts shown reflect the payout pursuant to a prior year election with respect to Dividend Payment Rights granted to the named executive officers in 1998 and 1999. These payments relate to payouts made pursuant to prior year elections.

(6)	For 2003, includes contributions to the Company’s Employee Savings Plan in an amount of $6,000 each to Mr. Carmichael, Mr. McKee, Mr. Haniewich, Mr. Busby, and Ms. Riczko. Also includes amounts contributed to the Company’s Supplemental Executive Savings Plan as follows: Mr. Carmichael, $31,558; Mr. McKee, $10,657; Mr. Haniewich, $4,563; Mr. Busby, $2,754 and Ms. Riczko $3,394. Includes company paid group life insurance in the amount of $520 each paid to Mr. McKee, Mr. Haniewich and Mr. Busby. Includes for Mr. Carmichael $9,922 towards interest credited to his deferred compensation account in 2003 for fiscal year 2002. Includes for Ms. Riczko $800 paid towards an educational bonus.

Option Grants in Last Fiscal Year

The table below sets forth information concerning the grant of stock options during the last fiscal year to each of the executive officers of the Company named in the Summary Compensation Table. No stock appreciation rights were granted during the last fiscal year.

Name	Number of Shares Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
						($) 5%	($) 10%
Dan R. Carmichael	221,300	(3)	23.97%	12.26	2/13/13	1,706,278	4,324,043
Donald F. McKee	100,000	(2)	10.83%	14.71	9/19/13	925,104	2,344,395
	31,500	(3)	3.41%	12.26	2/13/13	242,873	615,487
Jeffery L. Haniewich	26,000	(3)	2.82%	12.26	2/13/13	200,406	508,021
Elizabeth M. Riczko	26,000	(3)	2.82%	12.26	2/13/13	200,406	508,021
John S. Busby	26,000	(3)	2.82%	12.26	2/13/13	200,406	508,021

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes, and therefore, are not intended to forecast future financial performance or possible future appreciation in the price of the Company’s shares. Shareholders are, therefore, cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown when the price of the Company’s shares appreciates, which benefits all shareholders commensurately.

(2)	Mr. McKee’s option was granted under the 2002 Stock Incentive Plan, pursuant to his Employment Agreement with the Company dated September 19, 2001. The option becomes exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant and has a term of ten years. Vesting of the stock options may be accelerated upon the occurrence of certain changes in control of the Company.

(3)	These stock options were granted under the Ohio Casualty Corporation 2002 Stock Incentive Program at the fair market value of the underlying option shares on the date of grant. These options become exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant and have a term of ten years. In the event of a change in control of the Company, the stock options would become exercisable in full. Stock options reported consist of both Incentive Stock Options and Non-Qualified Stock Options.

Option Exercises in Last Fiscal Year

The table below sets forth for each of the executive officers of the Company named in the Summary Compensation Table, the fiscal year-end value of unexercised stock options held by such executive officer. None of these individuals exercised any stock options during 2003.

Aggregated Option Exercises in

Last Fiscal Year and Fiscal Year-End Option Value

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dan R. Carmichael	0	0	799,999	621,301	4,561,330	2,755,986
Donald F. McKee	0	0	183,333	298,167	904,165	986,915
Jeffery L. Haniewich	0	0	71,633	61,267	410,139	314,098
Elizabeth M. Riczko	0	0	105,633	61,267	312,420	314,098
John S. Busby	0	0	66,326	54,267	207,494	253,968

(1)	“Value of Unexercised In-the-Money Options at Fiscal Year-End” is based upon the fair market value of the Company’s shares on December 31, 2003 ($17.58), less the exercise price of in-the-money options on December 31, 2003. Exercise prices of these options range from $8.99 to $23.469.

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of December 31, 2003:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,752,402	$13.65	4,176,576	(1)
Equity compensation plans not approved by security holders(2)	2,355,440	$10.03	2,274,950

Total	5,107,842	$11.84	6,451,526

(1)	Includes 2,220,194 shares available for issuance under the Ohio Casualty Corporation 2002 Stock Incentive Program and 1,956,382 shares available for issuance under the Ohio Casualty Corporation 2002 Employee Stock Purchase Plan, as of December 31, 2003.

(2)	Includes options granted under the following non-shareholder approved Plans:

(a) Ohio Casualty Corporation 1999 Broad-Based Employee Stock Option Plan (the “1999 Plan”).

(b) Stock Option Agreements, effective as of March 23, 2000 between Ohio Casualty Corporation and each of Terrence J. Baehr, Arthur J. Bennert, Jack E. Brown, Catherine E. Dolan, Wayne R. Embry, Vaden Fitton, Stephen S. Marcum, Stanley N. Pontius, Howard L. Sloneker III and William L. Woodall (the “2000 Directors Plan”).

(c) Employment Agreement effective as of December 12, 2000 between Ohio Casualty Corporation and Dan R. Carmichael (the “Carmichael Agreement”)

(d) Employment Agreement, effective as of September 19, 2001 between Ohio Casualty Corporation and Donald F. McKee (the “McKee Agreement”).

(e) Ohio Casualty Corporation 2002 Broad-Based Employee Stock Option Plan (the “2002 Plan”).

Set forth below are the material features of the non-shareholder-approved plans:

The 1999 Plan and the 2002 Plan were designed to assist the Company to retain and to incent non-officer employees of the Company. An aggregate of 1,500,000 shares and 2,000,000 shares were reserved for issuance under the 1999 Plan and the 2002 Plan, respectively. Both plans provide for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. Shares underlying the outstanding options vest over two equal annual installments and have a term of ten years. Options vest and become immediately exercisable upon retirement, death or disability or change in control (subject to a holding period of twelve months for the 1999 Plan). In the event of termination of a participant’s employment for any reason other than death, disability and retirement, the options will expire immediately after such termination. As of December 31, 2003, the 1999 Plan and the 2002 Plan had 259,950 and 2,000,000 shares available for grant respectively. As of December 31, 2003, options to purchase 865,440 shares with a weighted average price of $13.36 were outstanding under the 1999 Plan.

The 2000 Directors Plan was adopted by the Board of Directors in order to grant options pursuant to the Stock Option Agreements between the Company and its directors as of March 23, 2000. An aggregate of 165,000 shares were reserved for issuance under the 2000 Directors Plan of which 150,000 shares were awarded to the Directors of the Company on March 23, 2000. The 2000 Directors Plan provides for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. The options of 15,000 shares each granted to the directors vested over two equal annual installments and have a term of ten years. Subject to a 6-month holding period, options vest and become immediately exercisable upon retirement, death, disability or change in control. As of December 31, 2003, options to purchase 90,000 shares with a weighted average price of $13.13 remain outstanding under the 2000 Directors Plan.

The Carmichael Agreement was adopted by the Board of Directors under which stock options were granted to Mr. Carmichael pursuant to its terms. An aggregate of 1,200,000 shares were reserved for issuance under the Carmichael Agreement all of which had been awarded to Mr. Carmichael as of December 31, 2002. The Carmichael Agreement provides for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. The options granted to Mr. Carmichael vest over three equal annual installments and are for a term of 10 years each. As of December 31, 2003, options to purchase 1,200,000 shares with a weighted average price of $12.46 were outstanding under the Carmichael Agreement.

The McKee Agreement was adopted by the Board of Directors under which stock options were granted to Mr. McKee pursuant to its terms. An aggregate of 450,000 shares were reserved for issuance under the McKee Agreement out of which 200,000 shares were awarded to Mr. McKee on September 19, 2001. Subsequent stock option grants to Mr. McKee in 2002 and 2003 were awarded under the 2002 Plan in order to meet contractual obligations under the McKee Agreement. The McKee Agreement provides for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. The options granted to Mr. McKee vest over three equal annual installments and are for a term of 10 years each. As of December 31, 2003, options to purchase 200,000 shares with a weighted average price of $11.20 were outstanding under the McKee Agreement. No further stock options may be granted under the McKee Agreement.

EMPLOYMENT AGREEMENTS

Dan R. Carmichael

On December 12, 2000, the Company entered into a five-year Employment Agreement (the “Carmichael Agreement”) with Dan R. Carmichael. The basic terms and conditions of the Carmichael Agreement include a minimum base salary of $700,000 per year, and annual bonuses for calendar years 2001 and 2002 equal to the greater of $525,000 or the bonus otherwise payable under any executive short-term bonus plan that is in effect.

A long-term cash award of $175,000 was credited to Mr. Carmichael’s deferred compensation account on March 31, 2003 (for fiscal year ending December 31, 2002) along with an interest payment of $9,922. This amount will vest over a three-year period.

If prior to a Change in Control of the Company (as defined in the Carmichael Agreement), the Company terminates Mr. Carmichael’s employment without Cause (as defined) or if Mr. Carmichael terminates his employment for Good Reason (as defined), the Company will be obligated to (i) continue to pay the Base Salary for a period of 36 months following the termination date; (ii) pay an amount equal to 300 percent of Mr. Carmichael’s last annual bonus (or the amount of his minimum annual bonus for the year in which the termination occurs if that date precedes his receipt of his first annual bonus); (iii) pay an amount equal to 300 percent of the last annual long-term cash bonus amount credited to his deferred compensation account (or the amount of his minimum annual long-term cash amount for the year in which termination occurs if that date precedes receipt of his first long-term cash bonus payment); and (iv) vest in full all unvested stock options granted under the agreement. In certain cases, these payments will be reduced if Mr. Carmichael obtains other employment during the period in which the severance payments are required to be made.

If following a Change in Control of the Company, the Company terminates Mr. Carmichael’s employment without Cause or Mr. Carmichael terminates his employment for Good Reason, then the Company will be obligated to (i) pay to Mr. Carmichael the amounts that would have been payable to him if his employment had so terminated prior to a Change in Control, but in a lump sum without any discount applied to reflect the value of any acceleration of payment, and (ii) reimburse Mr. Carmichael for the cost of continued participation in all programs subject to the benefit provisions of the Consolidated Omnibus Budget Reconciliation Act of 1993 (“COBRA”) until the earlier of the date Mr. Carmichael obtains replacement coverage or the date the maximum coverage period prescribed by COBRA ends. If the sum of these payments and any other payments or benefits constitute “excess parachute payments” under the Internal Revenue Code, then the Company will be obligated to reimburse Mr. Carmichael for any resulting excise tax or reduce the amounts paid so that the total parachute payment is less than the amount that would be an “excess parachute payment,” whichever results in the larger after-tax amount to Mr. Carmichael.

The Carmichael Agreement provides for a 24-month non-competition agreement.

Donald F. McKee

On September 19, 2001, the Company entered into a five-year Employment Agreement (the “McKee Agreement”) with Donald F. McKee. The basic terms and conditions of the McKee Agreement include a minimum base salary of $350,000 per year, and annual bonus for calendar year 2002 equal to the greater of $175,000 or a bonus amount targeted at 50% of base salary payable under the Company’s Annual Incentive Program in effect. In 2003, Mr. McKee received a base salary of $368,571. He also received an annual bonus payment of $175,000 in March 2003 (for fiscal year 2002) in accordance with the McKee agreement.

The McKee Agreement also provides for the grant of stock options for up to 450,000 shares of the Company at exercise prices equal to the market value of the Company’s shares on the date of option grants. The first stock option for 200,000 shares was granted to Mr. McKee on September 19, 2001, at an exercise price of $11.20 per share. A second stock option for 150,000 shares was granted on September 19, 2002, at an exercise price of $16.51 per share, and a third stock option for 100,000 shares was granted on September 19, 2003 at an exercise price of $14.71. Each of the stock options will vest over a period of three years from the date of grant, and are for terms of 10 years. Vesting of the stock options may be accelerated upon the occurrence of certain changes in control of the Company, as well as termination of employment as a result of death, disability, retirement, or for Good Reason, or by the Company Without Cause, as stated in the McKee Agreement.

If prior to a Change in Control of the Company (as defined in the McKee Agreement), the Company terminates Mr. McKee’s employment without Cause (as defined) or if Mr. McKee terminates his employment for Good Reason (as defined), the Company will be obligated to (i) continue to pay the Base Salary for a period of 24 months following the termination date; (ii) pay an amount equal to 200 percent of Mr. McKee’s individual target bonus as defined in the Annual Incentive Program for the year in which the termination occurs; and (iii) vest in full all unvested stock options granted under the agreement.

If following a Change in Control of the Company, the Company terminates Mr. McKee’s employment without Cause or Mr. McKee terminates his employment for Good Reason, then the Company will be obligated to (i) pay to Mr. McKee the amounts that would have been payable to him if his employment had so terminated prior to a Change in Control, but in a lump sum without any discount applied to reflect the value of any acceleration of payment; (ii) reimburse Mr. McKee for the cost of continued participation in all programs subject to the benefit provisions of COBRA until the earlier of the date Mr. McKee obtains replacement coverage or the date the maximum coverage period prescribed by COBRA ends; (iii) reimburse Mr. McKee for executive outplacement services until other employment is secured or up to $15,000; and (iv) provide a lump sum payment to include reimbursement for tax liabilities and any other Change in Control benefits. If the sum of these payments and any other payments or benefits constitute “excess parachute payments” under the Internal Revenue Code, then the Company will be obligated to reimburse Mr. McKee for any resulting excise tax or reduce the amounts paid so that the total parachute payment is less than the amount that would be an “excess parachute payment,” whichever results in the larger after-tax amount to Mr. McKee.

The McKee Agreement provides for a 24-month non-competition agreement.

CHANGE IN CONTROL AGREEMENTS

Effective October 1, 2003, the Company entered into change in control agreements with Jeffery L. Haniewich, Elizabeth M. Riczko and John S. Busby (each, a “Change in Control Agreement”). The Change in Control Agreement supersedes a previous agreement entered into by the Company with each of these executive officers dated July 24, 2000.

Each Change in Control Agreement provides that if the employee’s employment is terminated by the Company without Cause (as defined), or by the employee for Good Reason (as defined), at any time within six months before a change in control or during the 24 months following a Change in Control, the Company will (i) pay the employee the value of any unused vacation days, (ii) reimburse the employee for the cost of continued participation in all programs subject to the benefit provisions of COBRA until the earlier of the date replacement coverage is obtained or the date the maximum coverage period prescribed by COBRA ends, (iii) pay the employee the benefits employee would have earned under the Company’s retirement plans for 24 months after termination of employment, (iv) reimburse the employee for the cost of executive outplacement service costs up to $15,000, (v) pay the employee a lump sum amount equal to (a) 100% of the larger of the employee’s annualized base salary rate on the date of termination or the annualized base salary rate the employee received on the date of the Change in Control plus (b) 100% of the larger of the annualized base salary rate on the date of Change in Control or the highest annualized salary rate at any time during the 24 months beginning on the date of Change in Control plus (c) 200% of the value of the bonus earned by the employee for the full fiscal year ended before Change in Control or at any time after the Change in Control and (vi) pay any other benefits the employee is entitled under all other plans, programs of or agreements with the Company. In addition, the Change in Control Agreement also provides that all awards issued under the Company’s equity compensation plans will become fully exercisable upon Change in Control.

If the sum of the payments described above and any other payments or benefits constitute “excess parachute payments” under the Internal Revenue Code, then the Company will be obligated to reimburse the employee for any resulting excise tax or reduce the amounts paid so that the total parachute payment is less than the amount that would be an “excess parachute payment,” whichever results in the greater after-tax amount to the employee.

The Change in Control agreement also provides for a 12-month non-competition agreement.

PENSION PLANS

The table below sets forth the estimated annual benefits payable under The Ohio Casualty Insurance Company Employees Retirement Plan (the “Employees Retirement Plan”) and The Ohio Casualty Insurance Company Benefit Equalization Plan (the “Benefit Equalization Plan”) to participants in such plans, including the executive officers named in the Summary Compensation Table, upon retirement in specified compensation and years of service classifications:

PENSION PLANS TABLE

Annual Earnings	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$ 100,000	$7,014	$14,028	$21,042	$28,056	$35,070	$42,083	$49,097
200,000	15,014	30,028	45,042	60,056	75,070	90,083	105,097
300,000	23,014	46,028	69,042	92,056	115,070	138,083	161,097
400,000	31,014	62,028	93,042	124,056	155,070	186,083	217,097
500,000	39,014	78,028	117,042	156,056	195,070	234,083	273,097
600,000	47,014	94,028	141,042	188,056	235,070	282,083	329,097
700,000	55,014	110,028	165,042	220,056	275,070	330,083	385,097
800,000	63,014	126,028	189,042	252,056	315,070	378,083	441,097
900,000	71,014	142,028	213,042	284,056	355,070	426,083	497,097
1,000,000	79,014	158,028	237,042	316,056	395,070	474,083	553,097
1,100,000	87,014	174,028	261,042	348,056	435,070	522,083	609,097
1,200,000	95,014	190,028	285,042	380,056	475,070	570,083	665,097
1,300,000	103,014	206,028	309,042	412,056	515,070	618,083	721,097

Retirement benefits under the Employees Retirement Plan, a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), are generally payable to full-time and regular part-time employees upon retirement at age 65 so long as they have completed five years of vested service or in reduced amounts upon retirement prior to age 65 so long as they have completed ten years of vested service. A retiree’s benefit amount is based upon his or her credited years of service and final average compensation for the five consecutive calendar years of highest salary during the last ten years of service immediately prior to age 65 or, if greater, the average annual compensation paid during the 60 consecutive month period immediately preceding retirement or other termination of employment. Such retirement benefits are calculated considering the retiree’s Social Security-covered compensation. Benefits figures shown in the table above are computed on the assumption that participants retire at age 65 and are entitled to a single life annuity.

Section 401(a)(17) of the Code limits compensation in excess of $200,000 from being taken into account in determining benefits payable under a qualified pension plan. As a result, the Benefit Equalization Plan was adopted for those employees who are adversely affected by these provisions of the Code. The Benefit Equalization Plan provides for payment of benefits that would have been payable under the Employees Retirement Plan but for the limitation on covered compensation imposed by the Code. Upon retirement, participants receive a lump sum payment equal to the actuarial equivalent present value of the benefit payable under the Benefit Equalization Plan.

At December 31, 2003, credited years of service and average annual compensation for purposes of the Employees Retirement Plan and the Benefit Equalization Plan for the executive officers named in the Summary Compensation Table were: Dan R. Carmichael, 2.0 years ($709,705); Donald F. McKee, 1.25 years ($255,229); Jeffery L. Haniewich, 5.0 years ($265,154); Elizabeth M. Riczko, 10.8 years ($251,797); and John S. Busby, 30.5 years ($228,600). The compensation covered by the Employees Retirement Plan and the Benefit Equalization Plan is the amount shown in the Summary Compensation Table as salary.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of the Board of Directors (“Committee”) is composed entirely of non-employee directors. The Committee recommends to the Board of Directors for approval all of the policies and programs under which compensation is paid or awarded to the Company’s executive officers.

The compensation package for executive officers consists of base pay, annual incentive and long-term incentive. The programs are designed to provide competitive compensation levels and reward executives for company performance, business unit performance, if appropriate, and individual performance. The compensation package is also intended to align the interests of the executives with the interests of our shareholders by rewarding those results that we believe create shareholder value.

Base Pay. The Chief Executive Officer (the “CEO”) salary is established upon a review of that position against market data for similar positions. For all other executive officers, salary ranges are established for each job based on the pay class to which the jobs are assigned.

Actual salaries for executive officers are targeted to be competitive in the market and consistent with the person’s contribution to Company results. Increases in annual base salary are determined by an evaluation of the executive officer’s performance and achievement of stated annual objectives, as well as the position of their salary within the salary range for his/her job.

Annual Incentives. The Annual Incentive Program provides the opportunity for executive officers to earn a bonus based on corporate performance, business unit performance (for those in the business units of Commercial Lines, Personal Lines and Specialty Lines) and individual performance. Target bonus percentages are based on the position’s pay class and are set at levels consistent with the market median for similar positions. In 2003, the target bonus percentages for executive officers ranged from 55% to 70% of base salary. For executive officers not part of the three business units named above, the incentive is based on before-tax corporate operating income and corporate accident year combined ratio. For those executive officers in the three business units, the incentive is based on before-tax corporate operating income, their business unit’s performance on accident year combined ratio and gross written premium. The Annual Incentive Program also includes individual performance as a modifier adjusting the bonus up or down. The Annual Incentive Program, combined with base pay, is set to provide total cash compensation at the median level with the opportunity to earn above median in total cash if there is superior performance.

A portion of any bonus amounts earned under the Annual Incentive Program is calculated and paid generally in the first quarter of the following year. The remaining portion of the bonus is deferred for payment pending recalculation of the accident year combined ratio in the first quarter of the second year.

Under the 2003 Annual Incentive Program (the “2003 Program”), the CEO and the CFO did not meet the target levels established for the before-tax corporate operating income or the accident year combined ratio. Consequently, they did not receive a bonus in 2004. The Chief Operating Officers of the Personal Lines and Specialty Lines business units were awarded bonuses in 2004 for exceeding and/or meeting the established targets under the 2003 Program. The Chief Operating Officer for the Commercial Lines business unit was not awarded a bonus in 2004 because the target results were not met under the 2003 Program. It is expected that the deferred bonus amounts earned by these officers, if any, will be calculated and paid in the first quarter of 2005. In 2003, the Chief Operating Officers of the Commercial Lines and Specialty Lines business units were also paid the remaining portion of the bonus due under the 2002 Annual Incentive Program.

Long Term Incentives. The Long-Term Incentive Plan is aligned with the interests of Company shareholders and consists of Restricted Stock, Incentive Stock Options, Non-Qualified Stock Options, or a combination thereof. The number of Restricted Stock or options to be granted is based on the pay class of the officer’s position and is set at levels consistent with the market median for similar positions. Stock options are granted at market value on the date of grant and increase in value only to the extent of appreciation of the Company’s shares. Stock options expire at the end of ten years from the date of grant. Stock option grants are generally made during the first quarter of the fiscal year, although grants may be made at different times to participants who are promoted or newly hired. The Committee has reserved the right to eliminate any future awards or to make other modifications to the Long-Term Incentive Plan.

The Company granted stock options to all executive officers in February 2003. These grants vest over a period of three years, and are for a term of 10 years. Selected executive officers also received restricted stock grants in 2003.

Basis for CEO Compensation

Dan R. Carmichael has served as President and Chief Executive Officer of the Company since December 12, 2000 under the terms of his employment agreement. During 2003, Mr. Carmichael received a base salary of $700,000 per year. The Committee evaluates Mr. Carmichael’s performance on an annual basis and determines whether an increase in base salary from the contracted minimum is warranted based on the Committee’s consideration of a number of objective and subjective criteria, including the Company’s financial performance and Mr. Carmichael’s overall leadership. Since the Carmichael Agreement requires that the Company pay Mr. Carmichael a minimum annual base salary, the Committee does not have the ability to reduce the base salary below that minimum. The Carmichael Agreement provided for a bonus of $525,000 for the 2002 calendar year that was paid in March 2003. For the 2003 calendar year, Mr. Carmichael was eligible for the Company’s annual incentive program and the Company’s long-term incentive program.

Mr. Carmichael did not receive a bonus under the 2003 Program because none was earned for 2003. Under the Company’s Long-Term Incentive Program, Mr. Carmichael received 24,468 incentive stock options and 196,832 non-qualified stock options granted from the Company’s 2002 Stock Incentive Plan.

In accordance with the Carmichael Agreement, a long-term cash award of $175,000 (for fiscal year ending December 31, 2002) was credited to Mr. Carmichael’s deferred compensation account in 2003. This contribution will vest over a three-year period. In 2003, this account was credited with interest in the amount of $9,922 based on the One-year Libor published in the Wall Street Journal on the first business day of 2002. Distributions from this account will be in five annual installments beginning on January 30 in the year following Mr. Carmichael’s termination of employment (other than for Cause as defined in the Carmichael Agreement).

Stock Ownership Guidelines. The Company has stock ownership guidelines for executive officers during employment. According to the stock ownership guidelines, the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents are expected to own, within three years beginning in April 2003, stock valued at 300 percent, 100 percent and 50 percent of their base salaries determined as of April 2003, respectively.

Deductibility of Executive Compensation. The Committee does not have a policy that requires its executive compensation programs to qualify as performance-based compensation under Section 162(m) of the Code, although the Committee continues to carefully consider the net cost and value to the Company and its shareholders of its compensation policies.

Summary

The executive compensation package of the Company consists of base pay, cash-based annual incentives, and long-term incentives in the form of stock options and restricted stock. It is believed that this compensation package provides for competitive executive pay allowing the Company to attract and retain top performers that will lead the company to success.

William P. Boardman                    Jack E. Brown                    Philip G. Heasley

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of five directors, Catherine E. Dolan (Chair), Philip G. Heasley, Ralph S. Michael, Robert Oakley and Jan H. Suwinski. The purpose of the Audit Committee is to represent the Board of Directors by providing an independent oversight of the Company’s accounting and financial reporting practices and system of internal control.

The Audit Committee has the authority to appoint, retain, compensate, evaluate and terminate the Company’s independent accountants. Operations of the Audit Committee are subject to a written charter that sets forth its responsibilities, which is reviewed and assessed on an annual basis. The Audit Committee Charter was recently amended upon review by the Audit Committee and is included as Exhibit A to this proxy statement.

The Audit Committee reviewed and discussed with Ernst & Young LLP (“Ernst & Young”) the results of its audit for 2003 and the matters required to be discussed by Statement of Auditing Standard 61, as amended, “Communication with Audit Committees”. In fulfilling its oversight responsibilities, the Audit Committee regularly discussed with representatives of Ernst & Young its responsibilities in accordance with generally accepted auditing standards; the selection and application of significant accounting policies; the existence of any significant audit adjustments or any disagreements with management; its judgment about the quality of the Company’s accounting principles; and its responsibility for information prepared by management that is included in documents containing audited financial statements. The Audit Committee reviewed internal audits and the audited financial statements with the management of the Company.

In addition, the Audit Committee discussed with representatives of Ernst & Young the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and the independence of Ernst & Young with respect to the Company. Pursuant to these discussions, the Audit Committee determined that the services provided by Ernst & Young are compatible with maintaining the auditors’ independence.

Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, to be filed with the SEC.

The foregoing report of the Audit Committee is submitted by the Audit Committee:

Catherine E. Dolan	Philip G. Heasley	Ralph S. Michael

Robert A. Oakley	Jan H. Suwinski

PRINCIPAL ACCOUNTANT FEES

The table below discloses the fees billed to the Company by Ernst & Young for the fiscal years ended December 31, 2003 and December 31, 2002:

Type of Fees	2003		2002
Audit Fees	$462,435		$343,327
Audit-Related Fees (1)	128,555		34,097
Tax Fees (2)	743,345	(2)	917,066
All Other Fees (3)	2,598		37,567

Total	$1,336,933		$1,332,057

(1)	Audit-Related Fees include benefit plan audits and internal control review.

(2)	Includes fees related to preparation of original and amended tax returns in an amount of $275,000 for 2003 and tax planning and tax advice relating to various audits and appeals, restructuring, employee benefit plans and the investment system in an amount of $468,345 for 2003.

(3)	All Other Fees include various technical research projects for 2003 and 2002.

POLICIES AND PROCEDURES REGARDING PRE-APPROVAL

OF ACCOUNTANT FEES

In 2003, the Audit Committee approved in advance all engagements entered into by the Company with Ernst & Young. The Audit Committee has adopted policies and procedures for pre-approval of audit and non-audit services. The members of the Audit Committee have designated the Chair to approve engagements with Ernst & Young in amounts not exceeding $100,000. Approval of the Audit Committee is required for engagements in amounts exceeding $100,000.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The graph below compares the five-year cumulative total shareholder return, including reinvested dividends, of the Company’s shares with the Dow Jones Equity Market Index and the Dow Jones Insurance Index for Property and Casualty Companies (1):

	1998	1999	2000	2001	2002	2003
DJ EQUITY MARKET INDEX	100.00	122.72	111.35	98.08	76.43	99.92
DJ INSURANCE P&C	100.00	74.55	121.18	116.41	108.29	134.56
OHIO CASUALTY CORP	100.00	82.28	54.32	87.16	70.90	94.28

(1)	The Dow Jones Insurance Index for Property and Casualty Companies is comprised of 41 companies that are considered to be a peer group of property and casualty insurance companies within the United States. The companies making up the 2003 Index are: ACE Ltd., Allmerica Financial Corporation, Allstate Corporation, AMBAC Financial Group Inc., American Financial Group, Inc., Arthur J. Gallagher & Co., Brown & Brown Inc., Chubb Corporation, Cincinnati Financial Corporation, Commerce Group Inc., Erie Indemnity Co. Cl A, Everest Re Group Ltd., Fidelity National Financial Inc., First American Corporation, HCC Insurance Holdings Inc., Hilb Rogal & Hamilton Co., IPC Holdings Ltd., Leucadia National Corporation, Loews Corporation, Markel Corporation, Marsh & McLennan Companies, MBIA Inc., Mercury General Corporation, MGIC Investment Corporation, Montpelier Re Holdings Ltd., Ohio Casualty Corporation, Old Republic International Corporation, PartnerRe Ltd., Platinum Underwriters Holdings Ltd., PMI Group Inc., Progressive Corporation, Radian Group Inc., RenaissanceRe Holdings Ltd., Safeco Corporation, Selective Insurance Group Inc., St. Paul Companies, TransAtlantic Holdings Inc., Travelers Property Casualty Corporation Cl A, Travelers Property Casualty Corporation Cl B, W. R. Berkley Corporation, White Mountains Insurance Group Ltd. and XL Capital Ltd. Cl A.

ANNUAL REPORT

The Company’s Annual Report for the fiscal year ended December 31, 2003, accompanies this Proxy Statement.

INDEPENDENT PUBLIC ACCOUNTANTS

The accounting firm of Ernst & Young LLP served as independent public accountants of the Company and its subsidiaries for 2003. A representative of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from the shareholders.

SHAREHOLDER PROPOSAL

The following resolution has been submitted by the Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 N. Fairfield Street, Suite 500, Alexandria, Virginia 22314. The proponent has represented that, on November 14, 2003, it owned 5,900 shares of the Company’s Common Stock, and that it intends to introduce the resolution at the Annual Meeting. The resolution reads as follows:

RESOLVED, that the shareholders of Ohio Casualty Corporation (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

(1)	Salary – The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2)	Annual Bonus – The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

(3)	Long-Term Equity Compensation – Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

(4)	Severance – The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

(5)	Disclosure – Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Supporting Statement

We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed”. (Institutional Shareholder Services senior vice president, Wall Street Journal, Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003.) As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (“Executive Excess 2003 – CEO’s Win, Workers and Taxpayers Lose”).

We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.

BOARD OF DIRECTORS’ STATEMENT AGAINST THE SHAREHOLDER PROPOSAL

The Board of Directors and the Executive Compensation Committee (the “Compensation Committee”) are committed to improving the performance of the Company and increasing shareholder value. Both the Board and the Compensation Committee have considered this proposal and recommend that shareholders vote AGAINST it for the following reasons.

The Compensation Committee is responsible for recommending to the Board all of the policies and programs under which compensation is paid or awarded to the Company’s executive officers. The Compensation Committee gives consideration to a number of factors, including the Company’s financial operations, individual performance and comparable base salaries at other companies. See “Report of the Executive Compensation Committee” above for more information regarding the considerations and evaluations performed by the Compensation Committee. Both the Board and the Compensation Committee believe that the necessary precautions to prevent excessive executive compensation are already in place.

This shareholder proposal would severely limit the Compensation Committee’s discretion to establish appropriate performance-based compensation and instead would provide arbitrary limits and targets that do not take into account an executive officer’s achievement of financial and other business goals. The caps on salaries and bonuses would limit the Company’s ability to remain competitive in the market for executive leadership. In addition, the proposal seeks to eliminate the Company’s long-standing and successful stock option program. The decision to award equity compensation is an important one and it is vital that the Compensation Committee be permitted to weigh all of the criteria surrounding an executive officer’s performance and the accounting and tax ramifications the form of compensation will have for the Company. As a result, the Board has concluded that it cannot support this proposal.

Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares voted on this proposal. Broker non-votes and abstentions will have the same effect as votes against the Proposal. Unless otherwise indicated, persons named in the Proxy will vote all Proxies against the Proposal.

The Board of Directors recommends that you vote AGAINST Proposal 2.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals of shareholders intended to be presented at the 2005 Annual Meeting of Shareholders must be received by the Company no later than November 11, 2004 for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable rules and regulations promulgated by the SEC.

In order for a shareholder to nominate a candidate for director at a meeting of shareholders, under the Company’s Code of Regulations, timely written notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, in the case of an annual meeting, such notice of a proposed nomination must be received by the Company on or before the later of (1) the first day of February immediately preceding such annual meeting or (2) the sixtieth day prior to the first anniversary of the most recent annual meeting of shareholders. The shareholder filing the notice of nomination must describe various matters regarding the proposed nominee, including such information as name, address, occupation and shares of the Company held. These requirements are separate from the requirements a shareholder must meet in order to have a proposed nominee considered by the Governance Committee of the Company’s Board of Directors for nomination by the Board of Directors and inclusion as a nominee in the Company’s proxy statement, which are discussed on page 9 of this proxy statement.

The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Company’s Board of Directors. If a shareholder intends to present a proposal at the 2005 Annual Meeting of Shareholders and does not notify the Company of such proposal by January 25, 2005, or if a shareholder intends to nominate a director at the 2005 Annual Meeting and does not comply with the notification requirements described in the preceding paragraph, the proxies solicited by the Company’s Board of Directors for use at the Annual Meeting may be voted on such proposal or such nominee, as the case may be, without discussion of the proposal or nominee in the proxy statement for that Annual Meeting.

In each case written notice must be given to the Secretary of the Company, whose name and address are: Debra K. Crane, Senior Vice President, General Counsel and Secretary, Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based on the Company’s review of the copies of such forms it has received, the Company believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal year 2003, with the exception of Donald F. McKee. Mr. McKee was granted, pursuant to his Employment Agreement, a stock option to purchase 100,000 shares of Ohio Casualty Corporation that was reported late due to an administrative oversight.

OTHER MATTERS

The Company files annually with the SEC an Annual Report on Form 10-K. This report includes financial statements and financial statement schedules. Shareholders of the Company may access the Annual Report on Form 10-K including financial statements and schedules for the fiscal year ending December 31, 2003 on the Company’s website at www.ocas.com or obtain a copy without charge by submitting a written request to the following address:

OHIO CASUALTY CORPORATION

Attention: Debra K. Crane

Senior Vice President, General Counsel and Secretary

9450 Seward Road

Fairfield, Ohio 45014

Additionally, the Company’s governance documents, including the Corporate Governance Principles, Charters of the Audit, Executive Compensation, Finance and Governance Committees, and Code of Business Conduct and Ethics can be found on the Company’s website at www.ocas.com/corporate, or may be requested by writing to the address provided above.

Management and the Board of Directors of the Company know of no business to be brought before the Annual Meeting other than as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the common shares represented by such proxy card on such matters as recommended by the Board of Directors.

EXPENSES OF SOLICITATION

The expense of proxy solicitation will be borne by the Company. Proxies will be solicited by mail and may be solicited, for no additional compensation, by officers, directors or employees of the Company or its subsidiaries, by telephone, facsimile, electronic mail or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of common shares of the Company, and will be reimbursed for their related expenses. In addition, the Company has retained Morrow & Co., Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians and nominees. The Company expects to pay Morrow & Co. Inc. no less than $7,500 towards fees in addition to the out of pocket expenses incurred in connection with such solicitation.

By Order of the Board of Directors,

/s/ Debra K. Crane

Debra K. Crane, Senior Vice President, General Counsel and Secretary

March 11, 2004

EXHIBIT A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

OHIO CASUALTY CORPORATION AND

ITS INSURANCE SUBSIDIARIES

This charter identifies the membership, purpose, authority and responsibilities of the Audit Committee of the Board of Directors of Ohio Casualty Corporation and its Insurance Subsidiaries (the “Companies”).

I.	PURPOSE

The purpose of the Audit Committee (“the Committee”) is to represent the Board of Directors (“the Board”) by providing an independent oversight of accounting and financial reporting practices and the Companies’ system of internal control. The Committee shall assist the Board in monitoring the independence and integrity in the financial reporting process and the adequacy of the internal control structure of the organization. The Committee shall review management’s performance regarding financial reporting and shall make inquiry on a periodic basis of management, the internal auditors and the independent accountants with respect to the following:

A.	whether a fair presentation of published financial information is made in compliance with all applicable professional and regulatory requirements;

B.	whether an effective internal control structure has been established and maintained, including adequate policies and procedures over financial reporting, operations, and compliance with laws and regulations;

C.	whether the quality of internal and external audit efforts is adequate and the Companies’ public accountants are independent.

II.	MEMBERSHIP

A.	The Committee’s membership is determined by the Board and shall consist of not less than three directors, each of whom shall meet the independence requirements prescribed by the NASDAQ Stock Market, Inc. as well as Section 10A of the Securities Exchange Act of 1934 and the rules promulgated by the Securities and Exchange Commission (“SEC”) thereunder.

Each director serving on the Committee shall have the qualifications applicable to members of an audit committee as may from time to time be

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

required by the rules and standards of the SEC and the NASDAQ Stock Market, Inc. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined in the applicable rules of the SEC and shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Board shall appoint one of the members of the Committee to be Chair of the Committee.

B.	Members of the Committee shall serve at the discretion of the Board.

III.	MEETINGS

A.	The Committee shall meet at least quarterly, or more frequently as may be necessary or appropriate in its judgment. Meetings of the Committee may be called by the President of the Companies or by any member of the Committee. The Committee may act by a majority of its members at a meeting or by a writing or writings signed by all of its members. Meetings of the Committee may be held by means of communications equipment.

B.	A majority of the Committee members must be present at the Committee meeting, either in person or by means of communications equipment, to constitute a quorum for such meeting. Once a quorum is established, voting will be based upon majority rule.

C.	The Committee shall report regularly to the Board with respect to such matters that are within the Committee’s responsibilities and with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or by any other member designated by the Committee to make such report. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

D.	To give the Committee access to the internal auditors, independent accountants and key financial management, the Committee may request the attendance at its meetings of representatives of the independent accountants, the internal auditors, and such members of the Companies’ management as the Committee requests. The Committee shall meet periodically with the internal auditors and the independent accountants, in each case without members of management present.

IV.	AUTHORITY

A.	The Committee has authority to conduct or authorize investigations into any matters within the scope of its responsibilities. It is empowered to:

1.	Appoint, retain, compensate, evaluate and, where appropriate, terminate the Companies’ independent accountants.

2.	Oversee the work of the independent accountants (including the resolution of disagreements between management and the independent accountants).

3.	Pre-approve the audit engagement, including fees and terms, and all other audit or permitted non-audit services performed by the independent accountants.

4.	Retain independent accounting, legal and other advisors to the extent the Committee deems it necessary or appropriate to assist the Committee in carrying out its duties. The Companies shall provide for appropriate funding, as determined solely by the Committee, for payment of compensation to the independent accountants engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attest services for the Companies, compensation to any advisors employed by the Committee and ordinary administrative expenses of the Committee that the Committee determines are necessary or appropriate in carrying out its duties.

5.	Seek any information the Committee requires from employees of the Companies, all of whom are directed to cooperate with the Committee’s requests, or external parties.

6.	Meet with the Companies’ officers, independent accountants or inside or outside counsel, as necessary.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

7.	Approve any waivers from the Companies’ Code of Ethics for Senior Financial Officers.

B.	The Committee may delegate to its Chair such power and authority as the Committee deems to be appropriate, except such powers and authorities required by law to be exercised by the whole Committee. Such delegated power and authority may include the authority to pre-approve all audit and permitted non-audit services, and the decisions made pursuant to such delegated power and authority shall be reported to the Committee at its next scheduled meeting.

V.	DUTIES AND RESPONSIBILITIES

A.	Financial Reporting and the Independent Accountants

1.	Appoint and oversee the work of the independent accountants to be engaged for the examination of the consolidated financial statements of the Companies for each fiscal year. The Committee shall have a clear understanding with management and the independent accountants that the independent accountants are ultimately responsible to the Board and the Committee, and report directly to the Committee.

2.	Review and approve the independent accountants’ proposed audit scope and approach, and approve the fees to be paid for such audit services.

3.

Review and discuss with management and the independent accountants the Companies’ annual audited financial statements and the disclosures to be made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of each Annual Report on Form 10-K. The Committee shall consult with the independent accountants outside the presence of management about the internal controls and the effectiveness thereof and the completeness and accuracy of the Companies’ financial statements. The Committee’s discussion should include the matters required to be discussed by Statement on Auditing Standards No. 61 (as such Standard may be modified or supplemented) and an explanation from the independent accountants of the factors considered by the independent accountants in determining the audit’s scope. The independent accountants should confirm that no limitations have been placed on the scope or nature of the audit. The Committee shall discuss with the independent accountants any other matters required to be

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

communicated to the Committee by the independent accountants under generally accepted auditing standards. The Committee should recommend to the whole Board whether the audited financial statements should be included in the Companies’ Annual Report on Form 10-K to be filed with the SEC.

4.	Ensure that the independent accountants submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent accountants and the Companies, consistent with Independence Standards Board Standard No. 1, as modified or supplemented. The Committee shall also be responsible for actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants.

5.	Review separately with each of management, the head of Corporate Audit and the independent accountants any difficulties or disagreements encountered during the course of the audit, such as restrictions on scope of work or access to required information, as well as any improvements that could be made in the audit or internal control procedures.

6.	Review and approve, in advance, the engagement of the Companies’ independent accountants to perform any permitted non-audit services during the year. Such review and approval will include both the types of services rendered and the applicable fees. The Committee should weigh the effects such services may have on the continuing independence of the independent accountants.

7.	At least annually, obtain and review a report of the independent accountants describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, and any steps taken to deal with any such issues.

8.	Review and discuss the Companies’ quarterly financial statements with management and the independent accountants, including the Companies’ disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” prior to the filing of each Quarterly Report on Form 10-Q with the SEC. The Committee shall review and discuss the results of the independent accountants’ review of the Companies’ quarterly financial statements and any other matters required

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

to be communicated to the Committee by the independent accountants under generally accepted auditing standards.

9.	Discuss with management and, where appropriate, the independent accountants, the type and presentation of financial information to be disclosed in the Companies’ earnings press releases, as well as financial information and earnings guidance provided to investors.

B.	Internal Controls and the Internal Audit Function

1.	Review the internal auditors’ involvement in the audit of the financial reporting process and the coordination of their activities with the independent accountants.

2.	Review the activities and reports of the internal auditors and management’s cooperation with the internal audit process.

3.	Consult with the independent accountants, internal auditors and management, together or separately, as appropriate, regarding the adequacy of the Companies’ system of internal control and any control failures that may have been detected.

4.	Review the scope of the internal auditors’ responsibilities, including the annual audit plan, any change in the internal audit role or function, the resources committed to the internal audit function and the quality and depth of staffing.

5.	Discuss with the independent accountants, the internal auditors and management their assessments of the adequacy and effectiveness of the Companies’ systems of disclosure controls and procedures and internal control over financial reporting and related accounting and financial controls.

6.	Review and approve the appointment or dismissal of the head of Corporate Audit.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

C.	Other Responsibilities

1.	Provide a direct and, when necessary, confidential line of communication to the independent accountants, internal auditors, legal counsel and management.

2.	Establish and maintain procedures and require the Companies to obtain or provide the necessary resources and mechanisms for (i) the receipt, retention and treatment of complaints received by the Companies regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Companies of concerns regarding questionable accounting or auditing matters.

3.	Review annually, with the Chief Executive Officer and Chief Financial Officer, the key operational and financial exposures of the Companies and the steps taken by management to monitor and control such exposures.

4.	Review and assess this Charter at least annually and recommend to the Board for adoption any revisions that the Committee believes are appropriate or necessary. This Charter shall be filed, as an appendix to Ohio Casualty Corporation’s Proxy Statement as required by the rules of the SEC.

5.	Prepare for inclusion in Ohio Casualty Corporation’s Proxy Statement the annual report of the Committee to shareholders as required by the rules of the SEC.

6.	Perform an annual review and self-evaluation of the Committee’s performance, including a review of the Committee’s compliance with this Charter. The Committee shall conduct such evaluation and review in such manner, as it deems appropriate and report the results of the evaluation to the Board.

OHIO CASUALTY CORPORATION

This Proxy is solicited on behalf of the Board of Directors

ANNUAL MEETING OF SHAREHOLDERS APRIL 21, 2004

Each undersigned shareholder of Ohio Casualty Corporation (the “Company”) hereby constitutes and appoints Dan R. Carmichael and Debra K. Crane, or either one of them, with full power of substitution in each of them, as proxy or proxies of the undersigned to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held in the Ohio Casualty University Auditorium at Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014, on Wednesday, April 21, 2004, at 10:30 a.m., local time, and at any adjournment thereof, all of the common shares of the Company the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, including any common shares held on the undersigned’s behalf in The Ohio Casualty Insurance Company Employee Savings Plan, as follows:

(1)	TO ELECT THE FOLLOWING THREE (3) NOMINEES AS DIRECTORS TO SERVE TERMS EXPIRING IN 2007 (CLASS II):

☐	FOR all nominees listed below (except as marked to the contrary below) **	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Terrence J. Baehr	Ralph S. Michael III	Stanley N. Pontius

**	INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE IN THE CLASS LISTED ABOVE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED

(2)	TO CONSIDER AND VOTE UPON A SHAREHOLDER PROPOSAL REGARDING THE COMPENSATION FOR SENIOR EXECUTIVES.

☐ FOR             ☐ AGAINST              ☐ ABSTAIN

(Continued, and to be executed and dated on the reverse side.)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION ABOVE. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND AGAINST PROPOSAL 2, EXCEPT FOR ANY SHARES THE UNDERSIGNED HOLDS IN THE OHIO CASUALTY INSURANCE COMPANY EMPLOYEE SAVINGS PLAN, WHICH WILL BE VOTED ACCORDING TO PLAN RULES. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING, OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

All proxies previously given by the undersigned are hereby revoked. Receipt of the accompanying Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2003, is hereby acknowledged.

The signature or signatures to this proxy must be the same as the name or names which appear hereon. Persons signing as attorneys, executors, administrators, trustees or guardians should give full title as such.

Dated:                                                                          , 2004

Signature(s) of Shareholder(s)

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

SHOULD YOU PREFER TO CAST YOUR PROXY VIA TELEPHONE OR THE INTERNET,

SEE THE INSTRUCTIONS PRINTED ON THE ATTACHMENT TO THIS CARD.

é    FOLD AND DETACH HERE    é

Name	XXXXXXX
Address

OHIO CASUALTY CORPORATION

PROXY VOTING INSTRUCTION CARD

Your vote is important. By casting your vote in one of the three ways described on this instruction card, you will vote all of the common shares of Ohio Casualty Corporation that you are entitled to vote, including any common shares held on your behalf in The Ohio Casualty Insurance Company Employee Savings Plan.

Please consider the issues in the proxy statement and cast your vote by:

•	Accessing the World Wide Web site http://www.eproxyvote.com/ocas to vote via the Internet. You can also register at this site to access future proxy materials electronically.

•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Ohio Casualty Corporation, c/o EquiServe, First Chicago Trust Division, P.O. Box 8291, Edison, New Jersey 08818-9096.

You can vote by phone or via the Internet any time prior to April 21, 2004. You will need the control number printed at the top of this instruction card opposite your name and address to vote by phone or via the Internet. If you do so, you do not need to mail your proxy card.

[Ohio Casualty Corporation Logo]

DEBRA K. CRANE, Esq.

Senior Vice President, General Counsel and Secretary

March 12, 2004

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, NW

Washington, DC 20549

Re:	Ohio Casualty Corporation
Commission File No. 0-5544
CIK No. 0000073952

Dear Commissioners:

On behalf of Ohio Casualty Corporation (the “Company”), and in accordance with Rule 14a-6(b) promulgated under the Securities Exchange Act of 1934, I am transmitting a definitive copy of the Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy Card (collectively, the “Proxy Materials”). The Proxy Materials will be furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on Wednesday, April 21, 2004. The issues presented for shareholders’ vote at the Annual Meeting are: (1) elect three directors in Class II to the Board of Directors; and (2) a shareholder proposal regarding executive compensation.

Pursuant to Rule 14a-6(m), I am also transmitting a completed copy of the Schedule 14A information page. The Company will mail the definitive copies of the Proxy Materials to shareholders of the Company on or about the date of this letter.

Should you have any questions with respect to these materials, please contact me at (513) 603-2213.

Very truly yours,

/s/ Debra K. Crane

Debra K. Crane, Esq.

Enclosures